Exhibit 10.1

MICHAEL L. RAMSEY, District Attorney (State Bar No. 79166)
MARC NOEL, Supervising Deputy District Attorney (State Bar No. 142558)
JENNIFER DUPRE-TOKOS, Deputy District Attorney (State Bar No. 191480)
Butte County District Attorney’s Office
25 County Center Dr. #245
Oroville, CA 95965
Telephone:  (530) 538-7411

Attorneys for the People

BRAD D. BRIAN (State Bar No. 79001)
MICHAEL R. DOYEN (State Bar No. 119687)
LISA J. DEMSKY (State Bar No. 186006)
MUNGER, TOLLES & OLSON LLP
350 South Grand Avenue
Fiftieth Floor
Los Angeles, California 90071-3426
Telephone:  (213) 683-9100

KATE DYER (State Bar No. 171891)
CLARENCE, DYER & COHEN LLP
899 Ellis Street
San Francisco, California 94109-7807
Telephone:  (415) 749-1800

Attorneys for Defendant

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF BUTTE

PEOPLE OF THE STATE OF CALIFORNIA, vs. PACIFIC GAS AND ELECTRIC COMPANY, Defendant.	Case No. 2OCF01422 PLEA AGREEMENT AND SETTLEMENT

THE PEOPLE OF THE STATE OF CALIFORNIA and the defendant Pacific Gas and Electric Company (the “Company” or “PG&E”), through its counsel Munger, Tolles & Olson LLP and Clarence, Dyer & Cohen LLP, hereby agree to this Plea and Settlement Agreement (the “Agreement”).  Subject to the conditions set forth in this Agreement, the Company agrees to enter a plea of guilty to eighty-four (84) counts of involuntary manslaughter in violation of Cal. Penal Code § 192(b), and one (1) count of unlawfully causing a fire in violation of Cal. Penal Code § 452 and will admit the special allegations pursuant to Cal. Penal Code §§ 452.1(a)(2),

452.1(a)(3), 452.1(a)(4), as set forth in the indictment in the criminal prosecution of the Company, case number 2OCF01422.

I.	INTRODUCTION

This Agreement is made and entered into between the People of the State of California (the “People”), currently represented by the District Attorney of Butte County (the “DA”) and the defendant, Pacific Gas and Electric  Company (the “Company” or the “PG&E”), currently represented by Munger, Tolles & Olson LLP and Clarence, Dyer & Cohen LLP.  The People and PG&E are individually referred to herein as “Party” and, collectively, as the “Parties.”
1.          On January 29, 2019, PG&E commenced a voluntary case under Chapter 11 of Title 11 of the United States Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”).
2.          This Agreement is entered into to resolve the criminal prosecution of the Company, case number 2OCF01422, arising out of the November 8, 2018 wildfire in Butte County, California known as the “Camp Fire.”
3.          The DA has determined that entering into this Agreement to resolve the prosecution of the Company is appropriate and in furtherance of justice based upon a totality of the circumstances and in light of the following:
(a)          The Company’s acceptance of responsibility and agreement to enter the plea described below;
(b)          The Company’s agreement to compensate victims of the Camp Fire, including through:
(i)          The restructuring support agreement entered into on December 6, 2019, by PG&E, certain attorneys representing victims of the Camp Fire, the “Official Committee of Tort Claimants,” et al., and approved by the Bankruptcy Court on December 19, 2019, providing for, among other things, the establishment of a “Fire Victim Trust” to compensate victims of the Camp Fire and other wildfires, the payment by PG&E of approximately $13.5 billion in cash and equity, and the settlement, release, and satisfaction of

“Fire Victim Claims,” to be effected pursuant to PG&E’s Plan of Reorganization in the Chapter 11 Cases (as amended, supplemented, or otherwise modified, and to the extent applicable, confirmed by the United States Bankruptcy Court, the “Plan of Reorganization”);
(ii)          The restructuring support agreement entered into on September 22, 2019, by PG&E and certain holders of subrogation claims and approved by the Bankruptcy Court on December 19, 2019, providing for, among other things, the payment by PG&E of $11 billion and the settlement, release, and satisfaction of “Subrogation Claims,” to be effected pursuant to the Plan of Reorganization; and
(iii)          The agreements entered into by the Company and certain “Public Entities,” providing for payment by PG&E of $1 billion and the settlement, release, and satisfaction of “Public Entities Wildfire Claims,” including payments of approximately $270 million to the Town of Paradise, California, $252 million to Butte County, and $47.5 million to the Paradise Recreation and Park District, to be effected pursuant to the Plan of Reorganization.
(c)          The Company’s cooperation with the DA’s investigation of the Camp Fire.
(d)          The significant risk that a further criminal prosecution of the Company at this time could jeopardize the Company’s ability to pay victims pursuant to the agreements noted in sections I.3.b(i), (ii), and (iii) above, to be effected pursuant to the Plan of Reorganization, or to participate in the go-forward wildfire fund established by the State of California pursuant to 2019 Cal. Legis. Serv. Ch. 79 (A.B. 1054) (West).

II.	GUILTY PLEA AND SETTLEMENT

The Company knowingly, intelligently, voluntarily, and with the advice of counsel agrees to the following terms:
1.          Acceptance of Responsibility.  The Company acknowledges and accepts criminal responsibility for causing the Camp Fire.
2.          Plea.  Subject to the terms of this Agreement and the promises of the People set forth herein, the Company agrees to plead guilty to eighty-four (84) counts of involuntary manslaughter in violation of Cal. Penal Code § 192(b) and one (1) count of unlawfully causing a fire in violation of Cal. Penal Code § 452 and admit the special allegations pursuant to Cal. Penal Code §§ 452.1(a)(2), 452.1(a)(3), 452.1(a)(4), as set forth in the indictment in the criminal action against the Company, case number 2OCF01422.
3.          Factual basis.  The Company knowingly, intelligently, voluntarily, and with the advice of counsel, stipulates and agrees that there exists a sufficient factual basis for the Butte County Superior Court to accept the guilty plea described in section II.2. of this Agreement.
4.          Agreed sentence.  The Parties agree that (i) the Company will be sentenced to pay the maximum total fine and penalty of not more than ($3,486,950.00), which amount includes (a) any applicable base fine, pursuant to Cal. Penal Code § 672, and (b) all related fees, penalties and assessments, and (ii) no other or additional sentence will be imposed on the Company in the criminal action against the Company, case number 2OCF01422.
5.          Investigative costs.  The Company agrees to pay $500,000.00 to the Butte County District Attorney Environmental and Consumer Protection Trust Fund to reimburse costs spent on the investigation of the Camp Fire.
6.          Restitution.  Nothing in this Agreement prejudices the rights of any of the heirs of the decedents specified in the indictment returned against the Company on March 17, 2020, in the criminal action against the Company, case number 2OCF01422, with respect to any claims filed on behalf of the decedents in the Chapter 11 Cases.  The People, by and through the DA further agree not to oppose any effort by the Company to seek the discharge of claims for restitution pursuant to Cal. Penal Code § 1202.4 in the Chapter 11 Cases made on the grounds that such claims are satisfied pursuant to the aforementioned agreements and the Plan of Reorganization.
7.          Waiver and acknowledgment of rights.  The Company understands that it has certain constitutional rights including (a) the right to a speedy public jury trial at which it would be presumed innocent and could not be convicted unless twelve impartial jurors were convinced of its guilt beyond a reasonable doubt, (b) the right to confront witnesses and cross-examine witnesses, and (c) the right to produce evidence and issue subpoenas to bring into court all witnesses and evidence favorable to it.  The Company further understands that by pleading guilty, it is giving up its right to a jury trial, its right to confront and cross-examine witnesses, and its right to produce evidence and witnesses on its own behalf.
8.          Waiver of appeal.  Solely for the purpose of this Agreement and the entry of its guilty plea as provided herein, and provided that the Butte County Superior Court does not impose a sentence in addition to, or other than, as provided herein, the Company knowingly, intelligently, and voluntarily waives any right to appeal its plea of guilty or any agreed upon sentence.
9.          Release.  Upon approval and acceptance of this Agreement by the Butte County Superior Court and the Bankruptcy Court, the People, by and through the DA, agree not to prosecute any criminal charges related to or arising out of the Camp Fire against the Company, PG&E Corporation, any wholly-owned subsidiaries thereof, and their respective successors and assigns, including PG&E Corporation and Pacific Gas and Electric Company, as reorganized pursuant to the Chapter 11 Cases.
(a)          The People, by and through the DA, agree that the implementation of this Agreement will be in full and final satisfaction, release, and discharge of the proofs of claim filed by the People, by and through the DA, on October 17 and October 24, 2019 in the Chapter 11 Cases, Claims Nos. 57948, 59642, 65945, 87014, and 87021.  The People, by and through the DA, represent and acknowledge that the aforementioned proofs of claim are the only proofs of claim submitted by People in the Chapter 11 Cases.
10.          Withdrawal of plea.  The Parties agree that the Company will be entitled to withdraw its guilty plea if:
(a)          This Agreement is not approved and accepted by the Butte County Superior Court;
(b)          Any obligation, including but not limited to fines, penalties, assessments, obligations to pay restitution pursuant to Cal. Penal Code § 1202.4 in addition to the settlements described in Section I of this Agreement, and non-monetary obligations, is imposed upon the Company in the criminal case against the Company, case number 2OCF01422, in addition to or other than the sentence agreed by the Parties as set forth in section II.4 of this Agreement; or

(c)          This Agreement is not approved by the Bankruptcy Court or the Plan of Reorganization is not confirmed by the Bankruptcy Court on or before June 30, 2020 or does not become effective in accordance with the terms thereof.
Should the Company for any reason withdraw its plea, the indictment herein referenced shall remain.
For the avoidance of doubt, nothing in this Agreement and this section II.10. is intended to or shall limit the Company’s right to withdraw its guilty plea as provided in Cal. Penal Code § 1192.5.
11.          Waiver.  PG&E agrees to waive any objections or challenge to:
(a)          Legality of Grand Jury including:
(b)          Qualifications of Grand Jurors, Cal. Penal Code §§ 893, 894;
(c)          Selection of Grand Jurors, Cal. Penal Code §§ 895-902;
(d)          Impaneling of Grand Jury, Cal. Penal Code §§ 904-913;
(e)          Conduct of Grand Jury Investigations, Cal. Penal Code §§ 939-939.1;
(f)          Grand Jury Finding of the Indictment Cal. Penal Code §§ 940-945;
(g)          PG&E specifically agrees to waive any objection/challenge based upon the Cal. Penal Code § 943 requirement that names of witnesses examined before the grand jury be inserted at the foot of the indictment;
Provided that, for the avoidance of doubt, the waiver contained in this Section II.11 will not be binding on the Company in the event this Agreement is not accepted and approved by the Butte County Superior Court or the Bankruptcy Court or if the Company’s plea is withdrawn for any reason stated in Section II.10 above.

III.	MISCELLANEOUS PROVISIONS

1.          Cooperation.  The Parties agree to cooperate in good faith and use their reasonable best efforts to obtain approval of this Agreement by the Bankruptcy Court and the Butte County Superior Court.  The Parties further agree to cooperate in good faith and use reasonable best efforts to incorporate the provisions of this Agreement into the Plan of Reorganization (or the order confirming the Plan of Reorganization).  The People agree not to object to, delay, impede, or take any other action to interfere with, acceptance, confirmation, or implementation of the Plan of Reorganization.

IT IS SO STIPULATED AND AGREED:

DATED: 3/17/2020

/s/ MICHAEL L. RAMSEY, ESQ.
MICHAEL L. RAMSEY, ESQ.
Butte County District Attorney

For the People

DATED: 3/17/2020

/s/ BRAD D. BRIAN, ESQ.
BRAD D. BRIAN, ESQ.
MICHAEL R. DOYEN, ESQ.
MUNGER, TOLLES & OLSON LLP

Counsel for PG&E